Exhibit D-1



                    NEW YORK STATE PUBLIC SERVICE COMMISSION


--------------------------------------------------x
                                                  :
Joint Petition Of NIAGARA MOHAWK POWER            :
CORPORATION, NEW YORK STATE                       :
ELECTRIC & GAS CORPORATION,                       :
ROCHESTER GAS AND ELECTRIC                        :
CORPORATION, CENTRAL HUDSON GAS &                 :
ELECTRIC CORPORATION,                             :  CASE NO.  01-E-0011
CONSTELLATION NUCLEAR, LLC AND                    :
NINE MILE POINT NUCLEAR STATION, LLC,             :
For Authority Under Public Service Law Section    :
70 To Transfer Certain Generating and Related     :
Assets And For Related Approvals                  :
                                                  :
--------------------------------------------------x

                       JOINT PETITION TO TRANSFER CERTAIN
                          GENERATING AND RELATED ASSETS
                            AND FOR RELATED APPROVALS

NEW YORK STATE ELECTRIC & GAS CORPORATION  NIAGARA MOHAWK POWER CORPORATION
John D. Draghi                             Steven J. Agresta
Taras G. Borkowsky                         J. Phillip Jordan
Huber Lawrence & Abell                     Swidler Berlin Shereff Friedman, LLP
New York, N.Y.  10158                      3000 K. Street, N.W., Suite 300
(212) 682-6200                             Washington, D.C.  20007
(202) 424-7500

CENTRAL HUDSON GAS & ELECTRIC CORPORATION  Gloria Kavanah
Robert J. Glasser                          Niagara Mohawk Power Corporation
Gould & Wilkie                             111 Washington Avenue, Suite 301
One Chase Manhattan Plaza                  Albany, N.Y.  12210
New York, N.Y.  10005                      (518) 433-5221
(212) 820-0109
                                           ROCHESTER GAS AND ELECTRIC
CONSTELLATION NUCLEAR, LLC                 CORPORATION
NINE MILE POINT NUCLEAR STATION, LLC       Richard N. George
Sam M. Laniado                             Nixon Peabody LLP
David B. Johnson                           P.O. Box 1051
Read and Laniado, LLP                      Rochester, N.Y.  14604
25 Eagle Street                            (716) 263-1528
Albany, N.Y.  12207
(518) 465-9313
                                           Robert L. Daileader, Jr.
David M. Perlman                           Nixon Peabody LLP
Lisa M. Decker                             401 9th Street, N.W., Suite 900
Constellation Power Source, Inc.           Washington, D.C.  20004
111 Market Place, Suite 500                (202) 585-8318
Baltimore, MD  21202
(410) 468-3490

                    NEW YORK STATE PUBLIC SERVICE COMMISSION


--------------------------------------------------x
                                                  :
Joint Petition Of NIAGARA MOHAWK POWER            :
CORPORATION, NEW YORK STATE                       :
ELECTRIC & GAS CORPORATION,                       :
ROCHESTER GAS AND ELECTRIC                        :
CORPORATION, CENTRAL HUDSON GAS &                 :
ELECTRIC CORPORATION,                             :  CASE NO.  01-E-0011
CONSTELLATION NUCLEAR, LLC AND                    :
NINE MILE POINT NUCLEAR STATION, LLC,             :
For Authority Under Public Service Law Section    :
70 To Transfer Certain Generating and Related     :
Assets And For Related Approvals                  :
                                                  :
--------------------------------------------------x


                       JOINT PETITION TO TRANSFER CERTAIN
                        GENERATING AND RELATED ASSETS TO
                            CONSTELLATION NUCLEAR LLC
                            AND FOR RELATED APPROVALS

I.     INTRODUCTION

     Pursuant to Section 70 of the Public Service Law ("PSL"), Niagara Mohawk Power Corporation ("Niagara Mohawk"), New York State Electric & Gas Corporation ("NYSEG"), Rochester Gas and Electric Corporation ("RG&E"), Central Hudson Gas & Electric Corporation ("Central Hudson") (collectively "Sellers"), Constellation Nuclear LLC ("Nuclear LLC" or "Buyer") and Nine Mile Point Nuclear Station, LLC
(1), a to-be-formed subsidiary of Nuclear, LLC ("Nine Mile LLC") (together the "Constellation Companies") hereby request that the Public Service Commission ("PSC" or "Commission") authorize the Sellers to transfer to the Constellation Companies their interests in the Nine Mile Point Nuclear Generating Station

-----------------
(1) At or before closing, Nuclear LLC intends, pursuant to Section 10.5 of the APAs, to assign its rights and interests in the APAs, to Nine Mile LLC. Nuclear LLC also intends to assign the remaining Transaction Agreements to Nine Mile LLC.

("Nine Mile Point" or "Nine Mile Station") pursuant to the terms of the documents described herein(2) and in accordance with the rate treatment proposed herein.

     The interests to be transferred consist of Niagara Mohawk's 100% interest in Nine Mile Point Unit 1 ("NMP-1"), Niagara Mohawk's 41% interest in Nine Mile Point Unit 2 ("NMP-2"), NYSEG's 18% interest in NMP-2, RG&E's 14% interest in NMP-2, and Central Hudson's 9% interest in NMP-2, together with certain real, personal and intangible property associated with those assets and certain obligations and liabilities. As part of the transaction, the Sellers have executed power purchase agreements and revenue sharing agreements with Nuclear LLC.

     In connection with the sale to the Constellation Companies, RG&E, Central Hudson and the Long Island Power Authority ("LIPA") will sell their interests in the transmission facilities associated with NMP-2 to Niagara Mohawk, and Niagara Mohawk and NYSEG will enter into an operating agreement to provide for Niagara Mohawk's operation of the NMP-2 transmission facilities in which NYSEG will continue to have an interest. Commission approval for that sale and for the operating agreement is also requested.

     In furtherance of the transaction, Sellers have entered into agreements with each other (the Selling Co-Tenant Agreement) and with LIPA (the Co-Tenant Agreement). Those agreements, which also have been filed in this case, will be described briefly in this Petition and in greater detail in the affidavits attached to the Petition. The agreements are integrally involved in the sale to the Constellation Companies and approval of those agreements is also requested.

-----------------
(2) Copies of these documents, with the exception of the Transmission Owners Agreement, were filed with the Commission on January 4, 2001 and have been made available to all interested parties, both electronically and in hard copy. The form of the Transmission Owners Agreement is attached to the affidavit of Susan L. Hodgson. The Procedural Notice issued January 8, 2000 identified the manner in which copies of filed agreements may be obtained.

     The documents required by 16 NYCRR Parts 18 and 31, including, among other things, a statement of financial condition for each Seller, the original cost of the property to be transferred, and a statement of operating revenues, expenses and taxes relating to the property to be transferred, are attached to this Petition as Exhibit 1.

II.  DESCRIPTION  OF  THE  PARTIES

     A.   Niagara  Mohawk
          ---------------

     Niagara Mohawk is a utility engaged principally in the business of production, purchase, transmission, distribution and sale of electricity, and the purchase, distribution, sale and transportation of natural gas in New York State. Like the other Sellers, it is regulated by the PSC, the Federal Energy Regulatory Commission ("FERC"), and the Nuclear Regulatory Commission ("NRC"). Niagara Mohawk's electric generation assets currently include nuclear (Nine Mile Point) and hydroelectric facilities, and a fossil facility the sale of which Niagara Mohawk anticipates closing in the near future. Niagara Mohawk provides electric service to 1,535,000 customers in upstate New York State, including the cities of Buffalo, Syracuse, Albany, Utica, Schenectady, Niagara Falls, Watertown and Troy. The company distributes or transports natural gas to 543,000 customers in areas of central, northern and eastern New York. Niagara Mohawk is a subsidiary of Niagara Mohawk Holdings, Inc.

     B.   NYSEG
          -----

     NYSEG is a utility principally engaged in transmitting and delivering electricity, transporting and delivering natural gas, and generating electricity from NMP-2 and hydroelectric stations. Its service territory is located largely in upstate areas of the State of New York. The company services approximately 815,000 electric customers and 240,000 natural gas customers. Its service territory reflects a diversified economy, including high-tech firms, light industry, colleges and universities, agriculture and recreational facilities. The larger cities in which NYSEG serves both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. NYSEG is a subsidiary of Energy East Corporation.

     C.   RG&E
          ----

     RG&E is a New York corporation with its principal office at 89 East Avenue in the city of Rochester, New York. RG&E is engaged in the business of production, purchase, transmission, distribution and sale of electricity and the purchase, distribution, sale and transportation of natural gas in New York State. RG&E provides electric service to customers in a service territory encompassing all or parts of the counties of Allegany, Cayuga, Livingston, Monroe, Ontario, Wayne and Wyoming, and gas service to customers in a service territory encompassing all or parts of the counties of Genesee, Livingston, Monroe, Ontario, Orleans, Wayne and Wyoming. RG&E serves approximately 345,000 electric customers, and 245,000 gas customers in a service area having a total population of approximately one million people, including the cities of Rochester and Canandaigua. RG&E is a wholly-owned subsidiary of RGS Energy Group, Inc.

     D.   Central  Hudson
          ---------------

     Central Hudson is a utility engaged principally in the business of production, purchase, transmission, distribution and sale of electricity and the purchase, distribution and sale of natural gas in New York State. Its service territory is located in the Mid-Hudson Valley. Central Hudson serves approximately 274,000 electric customers and 64,000 natural gas customers.

Central Hudson serves both electricity and natural gas customers in the cities of Beacon, Kingston, Newburgh and Poughkeepsie. Central Hudson is a subsidiary of CH Energy Group, Inc.

     E.   The  Constellation  Companies
          -----------------------------

     Nine Mile LLC is a to-be-formed subsidiary of Nuclear LLC. Nuclear LLC is a direct wholly-owned subsidiary of Constellation Energy Group, Inc. ("Constellation Energy"). Both Constellation Energy and Nuclear LLC are headquartered in Baltimore, Maryland.

     Constellation Energy is a diversified energy company, which, among other things, owns a franchised distribution utility, a power marketer ("Constellation Power Source, Inc."), merchant generators, and interests in Qualifying
Facilities under the Public Utility Regulatory Policies Act of 1978. Its franchised distribution utility, Baltimore Gas and Electric Company ("BGE"), is a combination electric and gas utility which provides retail service subject to the jurisdiction of the Maryland Public Service Commission. BGE transmits and sells electricity to 1.1 million customers and provides retail gas service to 590,000 residential, commercial and industrial customers in all or part of 10 counties in central Maryland and in the city of Baltimore, Maryland.

     In October 2000, Constellation Energy announced both (1) an agreement involving a minority investment in its merchant energy business (principally wholesale generation, including nuclear generation, and power marketing) to be made by Virgo Holdings, Inc. ("Virgo"), a subsidiary of The Goldman Sachs Group, Inc. ("Goldman")(3) and (2) the subsequent separation shortly thereafter of such

-----------------
(3) Goldman, an investment bank, is engaged, among other things, in commodities and securities activities worldwide. Certain merchant banking funds organized by Goldman, principally GS Capital Partners II, L.P. ("GS Capital Group"), are shareholders in Orion Power Holdings, Inc. ("Orion").
Constellation Energy currently owns a minority, non-controlling interest in Orion.

merchant energy business from BGE and its remaining affiliates (the "Separation")(4). When the Separation occurs, the transmission, distribution and retail energy business of BGE will be separated from the merchant energy business such that each will be separate publicly owned entities with separate boards of directors and management. As a result, Nine Mile LLC will no longer be affiliated with BGE or with its affiliates engaged in businesses other than wholesale merchant energy. Nine Mile LLC will be owned by a new entity, "New Constellation Energy Group(5)." New Constellation Energy Group will be the parent of the merchant energy businesses, with the exception of constellation energy's minority non-controlling interest in orion, which will be owned by an affiliate of BGE.

III. THE  AUCTION  PROCESS

     A.   The  PSC's  April  25,  2000  Order
          -----------------------------------

     On April 5, 2000, NYSEG asked the Commission to dismiss the petition NYSEG had filed on July 12, 1999, for approval of the sale of its interest in NMP-2 to AmerGen Energy Company, L.L.C. ("AmerGen") on the grounds that (i) the proposed sale, which was the result of a negotiated sale process, was unlikely to be approved by the Commission, and (ii) interests in the station should be sold through a competitive process. In allowing NYSEG to withdraw its petition, the Commission stated that "a failure for the utilities to determine the market value of the Nine Mile facilities at this time, through an open process, would raise serious prudence questions(6)." The Commission also said that the process

---------------
(4) See, e.g., Constellation Energy Group, Inc. et al., FERC Docket No. EC01-50-000.
(5) New Constellation Energy Group will be renamed Constellation Energy Group, Inc., and BGE will remain a subsidiary of Constellation Energy which will be renamed BGE Corp.
(6) Case 99-E-0933, Joint Petition of Niagara Mohawk Power Corporation, New York State Electric & Gas Corporation and AmerGen Energy Company, LLC, for Authority Under Public Service Law Section 70 to Transfer Certain Generating and Related Assets and for Related Approvals, Order Allowing Petitions to
                                                     ---------------------------
be Withdrawn, issued  April 25, 2000 (hereinafter cited as the "April 25 Order",
------------
slip  opinion,  p.  7  (After  issuance  of  the Order Allowing Petitions to the
                                                --------------------------------
Withdrawn,  Niagara  Mohawk,  NYSEG  and  AmerGen  terminated  their  sale
---------
agreement.)

te  utilities undertook would be reviewed as part of a new section 70 petition.
(7)

     In response to the Commission's April 25 Order, the Sellers worked with Navigant Consulting, Inc. ("Navigant") and J.P. Morgan (together with Navigant, the "Auction Managers") to develop and implement the auction that resulted in the agreement with the Constellation Companies.

     B.   Background  of  the  Auction  Managers
          --------------------------------------

          1.   Navigant
               --------

          Navigant is one of the nation's largest publicly traded management consulting firms, with $240 million in revenues and 1,220 employees in 42 offices worldwide. Navigant's Energy Practice provides services to utilities, energy producers, major energy consumers, project developers and governmental authorities throughout the United States, Canada, Australia and New Zealand. Navigant has represented either the seller or a prospective buyer in 62% of all transactions for U.S. generating capacity, including advising Sellers in four of the five competitive auctions of nuclear generation to date. Examples of Navigant's domestic sell-side engagements include the divestitures by Central Hudson, GPU (fossil, hydro and Oyster Creek nuclear), Eastern Utilities Associates, Boston Edison (fossil and nuclear), Conectiv (fossil and nuclear), Potomac Electric Power Company, Sithe Energies, Sierra Pacific Resources, Bangor Hydro, TXU Electric and Gas, and Denton Municipal Electric. Examples of Navigant's buy-side engagements include representing a bidder in divestitures by Central Maine Power, New England Electric System, United Illuminating, Duquesne Light, Pacific Gas & Electric and Loy Yang Power (Australia).

------------
(7)  Id.

          2.   J.P.  Morgan
               ------------

          J.P. Morgan is a leading global securities firm and has substantial experience involving the acquisition or sale of power-generating facilities and companies. As a part of its investment-banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J. P. Morgan is a leading bank in mergers and acquisitions in the power industry, having advised on 15 completed transactions, worldwide, through third quarter 2000, totaling approximately $29.8 billion. Recent assignments have included advising Entergy on its merger with FPL Group and Public Service Company of New Mexico on its merger with Western Resources.

          On the asset divestiture front, J.P. Morgan has advised on 11 of the 23 nuclear-unit divestitures that have taken place, including representing Niagara Mohawk and NYSEG, Connecticut Light & Power and other co-owners, Southern California Edison, NYPA and Illinova. On the fossil-generation side, J.P. Morgan has advised on 12 transactions over the past 3 years, including most recently representing the Connecticut DPUC, PP&L and Northeast Utilities.

     C.   The  Early  Interest  Letter
          ----------------------------

     On May 31, 2000, the Auction Managers sent Early Interest Letters to all domestic licensed operators of nuclear plants (other than those that had announced their intent to exit the nuclear business or public power authorities) and issued a press release announcing the auction. Potential bidders were invited to execute confidentiality agreements and to conduct due diligence investigations. A number of prospective buyers executed confidentiality agreements.

     D.   The  Confidential  Offering  Memorandum
          ---------------------------------------

     During the time prospective buyers conducted due diligence, the Auction Managers continued to work with the Sellers on a Confidential Offering Memorandum. The Offering Memorandum was issued on September 28, 2000. In addition to incorporating complete, detailed drafts of the Asset Purchase Agreements for both Units, Power Purchase Agreements for both Units, and the Revenue Sharing Agreement for NMP-2, it described the assets to be sold, the market in which the assets operated, and the proposed commercial terms of the sale. Key terms addressed include power purchase and revenue sharing agreements, decommissioning liabilities the bidders would be expected to assume, and the funds that would be transferred to them for decommissioning. Bidders were also informed that they would be expected to offer employment to Niagara Mohawk's workforce at, or whose responsibilities involve principally the operation of, NMP-1 and NMP-2 and Niagara Mohawk's collective-bargaining agreement for union workers at the site. The bidders were to assume Seller's obligations under a real-property tax Memorandum of Understanding between the Sellers and the taxing entities. The Offering Memorandum also set out the schedule for the auction, and established a target closing date. Bidders were invited to meet with Sellers, LIPA and Staff of the Department of Public Service ("DPS Staff") to gain a greater understanding of the Station and the sale process.

     On November 6, 2000, final bidding instructions were issued. The requirements for bids were set out carefully, so that bids could be reviewed on a comparable basis. In addition to the conforming bids, bidders were also invited to submit non-conforming bids that they thought might add value for the Sellers.

E.     Final  Negotiations
       -------------------

     Binding bids were received on November 17, 2000. The Sellers and DPS Staff jointly and individually evaluated the bids. The Sellers promptly issued written follow-up questions to the bidders to get clarifications of the bids, and the responses were analyzed. Top bidders participated in face-to-face negotiations with the Sellers and the final form of the transaction documents was agreed upon with the Constellation Companies. The Asset Purchase Agreements and certain other transaction agreements were executed on December 11, 2000.

     F.   The  Result  Obtained  Was  Optimal
          -----------------------------------

     The auction was conducted in a thorough and professional manner, building on the knowledge the Sellers and Auction Managers obtained in auctions of other plants. It was designed to, and did, extract maximum value for the plant given its physical characteristics and location, and the level of demand in the market at the current time. When the results of the Nine Mile Point auction are compared with publicly available information about the sales of other nuclear plants, whether by auction or negotiation, it is clear that the auction was successful. The Auction Managers reviewed the fourteen nuclear generation transactions which have been announced through November 2000. Based on publicly available information, the Auction Managers calculated the sales prices for each transaction on a $/kW basis, and compared those results to the proposed transaction. As shown in Attachment 5 to the Auction Managers' affidavit, Sellers' agreement with the Constellation Companies compares very favorably to the other sales.

IV.  THE  CO-TENANT  AGREEMENTS

     The Co-tenants in NMP-2 entered into a Basic Agreement as of September 22, 1975, and an Operating Agreement effective as of January 1, 1993 and amended January 1, 1995 (together, the "Operating Agreement"). In developing the auction process, all of the Co-tenants, including LIPA,(8) entered into a Co-Tenant Agreement made as of September 28, 2000, and the Sellers entered into a Selling Co-Tenant Agreement made as of the same date. The Co-Tenant and Selling Co-Tenant Agreements have been filed with the Commission in this case and have been made available to all interested parties both electronically and in hard copy.

     The Co-Tenant Agreement, described in the Joint Affidavit of James Fletcher and Joseph Syta, addresses various issues related to the sale of NMP-2. It allocates among the Co-tenants any curtailment gains or losses that occur in connection with the sale and any premium returns or cancellation fees from Nuclear Electric Insurance Ltd. relating to the sale. It also provides that each of the other Co-tenants will purchase from Niagara Mohawk its proportionate interest in the materials and supply inventory for NMP-2. This inventory has been carried by Niagara Mohawk until an item is placed into service, and the other Co-tenants have paid carrying charges to Niagara Mohawk in the interim. Each Co-tenant will convey to the Constellation Companies its share of the inventory at closing. The Co-Tenant Agreement also commits the Co-tenants to sharing the costs and benefits of NMP-2 in accordance with the Operating Agreement until the closing on the sale, and makes provision for reconciliations of amounts paid and for accounting services by Niagara Mohawk (relating to the winding down of the cotenancy) following the sale. Finally, it requires all

-----------------
(8) LIPA has indicated that it will execute this agreement but has not yet done so.

Co-tenants to share in certain payments for employee retention, incentives and severance. These payments, which are customary in a sale such as this, enhance the value of the plant by avoiding disruptions in the workforce.

     Niagara Mohawk and NYSEG will pay the fees of J P Morgan, which, as explained above, has been involved in the sale of eleven nuclear units. J.P. Morgan has provided financial advice to Niagara Mohawk and NYSEG on the sale of NMP-2 during the past three years. RG&E and Central Hudson will pay the fees of Navigant, which was involved in the auction of Central Hudson's fossil-fueled plants, as well as many other auctions of nuclear and fossil-fueled power plants, and which has advised RG&E and Central Hudson on NMP-2 matters in various capacities during the last two years. The Selling Co-Tenant Agreement requires the parties to share other transaction costs in proportion to the ownership interests being sold, and provides for adjustments to the division of the purchase price among the Sellers depending on the amounts in their decommissioning funds transferred to the Constellation Companies at closing.

V.   TERMS  OF  THE  TRANSACTION

     The terms for the transfer of the Nine Mile Station nuclear facilities are set forth in the agreements described below. As noted above, copies of these agreements have been filed with the Commission in this proceeding and made available to interested parties both electronically and in hard copy.

     A.   Transaction  Agreements
          -----------------------

          1.   Asset  Purchase  Agreements
               ---------------------------

          The Asset Purchase Agreements ("APAs" or, singly "APA-1" and "APA-2" relating respectively to the sale by Niagara Mohawk of NMP-1 and the sale by the Sellers of their interests in NMP-2) set forth the terms for the sale of the Nine Mile Station. Among other things, these agreements specify the base purchase prices ($234 million for NMP-1 and $581 million for the Sellers' aggregate 82% interest in NMP-2, assuming, in each case, a July 1, 2001 Closing
Date), and the adjustments to the purchase prices. Fifty percent of each base purchase price will be payable in cash at closing with the remaining 50% payable in five annual installment payments with interest, but without penalty for prepayment. The forms of notes evidencing the installment payments are attached to each APA as its Exhibit I.

          If the closing date is other than July 1, 2001, the APAs contain a schedule of base purchase prices for closing dates ranging from June 1, 2001 to December 31, 2001, which reflect the impact of changes in the closing date.

          In addition, among other adjustments, the base purchase prices: (a) will be adjusted at and following the closing date pursuant to Section 3.3(a)(ii) of the APAs to reflect certain human resource payments; (b) pursuant to Section 3.3(a)(iii) will be increased for NMP-1 by the amount expended by Niagara Mohawk and for NMP-2 by 82% of the amount expended by Sellers between the date of the APA and the closing date for capital additions to or replacements of property, plant and equipment included in the assets and other expenditures or repairs on property, plant and equipment included in the assets that are capitalized by Sellers in accordance with their normal accounting policies, provided, that (A) such expenditures are not required (1) for the customary operation and maintenance of NMP-2, (2) to replace equipment which has failed for any other reason, or (3) to comply with applicable laws, rules and regulations and (B) Buyer has specifically requested or approved such expenditures in writing; (c) either be increased or decreased dollar for dollar if the cost of disposing of the low-level waste that remains at each of the units as of the closing date is above or below $250,000; (d) subject to certain conditions, will be increased by the amount of $2,000,000 per year for NMP-1, and $8,200,000 per year for Sellers' 82% interest in NMP-2, for each year after 2034 (which amount shall increase by 3.5% for each year following the first year) that Buyer has failed to receive terminations of all Part 50 licenses from the NRC respective units; and (e) for NMP-2 only, will be increased to reflect Sellers' proportionate interest in any uranium enrichment or fabrication costs after July 1, 2001 in connection with NMP-2 Reload No. 8. These adjustments are more fully discussed in the joint affidavit of James Fletcher and Joseph Syta.

          The APAs describe the assets being transferred and retained by the Sellers. The assets to be transferred by Sellers include, among other things, Sellers' right, title and interest in and to Nine Mile Point, including: (a) real property, buildings and improvements; (b) all spent nuclear fuel, high-level waste, low-level waste, source and by product material at the site, and fuel-related inventory; (c) all machinery, equipment, such as computer hardware and software and communications equipment, vehicles, tools, spare parts, fixtures, furniture and furnishings and other personal property relating to or used in the ordinary course of business to operate the facilities, other than property used primarily as part of the transmission assets, or that is otherwise excluded from the sale; (d) the material agreements listed on schedules to the APAs and other non-material contracts; (e) all transferable permits; (f) all books, operating records and other documents relating to the facilities (subject to the right of each Seller to retain copies of same for its use) other than general ledger accounting records; (g) all unexpired, transferable warranties and guarantees from third parties with respect to any item of real property or personal property constituting part of the purchased assets; and (h) the Operating Agreement.

The APAs also describe the liabilities being transferred to the Buyer and those retained by the Sellers. The APAs require the Buyer to assume the Sellers' obligations under certain contracts, including Niagara Mohawk's Collective
Bargaining Agreement with Local No. 97 of the International Brotherhood of Electrical Workers for workers at the site. They also contain customary representations, warranties, and covenants by each party, as well as a list of actions, including obtaining regulatory approvals, that the parties must complete in order to proceed to closing.

          Under the APAs, the Buyer will assume liabilities and obligations arising on or after the closing date with respect to Niagara Mohawk's ownership of NMP-1 and the Sellers' interests in NMP-2, and all liabilities and obligations arising on or after the closing date with respect to the operation of both units. Liabilities and obligations assumed by the Buyer include those associated with: (i) nuclear fuel consumed at NMP-1 from and after the closing date; (ii) the storage and disposal of the spent nuclear fuel and other high-level waste and low-level waste of NMP-1 as of the closing date; and (iii) the Sellers' proportionate liabilities and obligations for such matters at NMP-2. Each Seller will remain liable for its proportionate share of all spent nuclear-fuel fees which are calculated based on electricity generated at the nuclear facilities and sold prior to the closing date. In addition, Niagara Mohawk will remain liable for payment of its deferred obligation to the Department of Energy for spent nuclear fuel generated prior to April 7, 1983. The Sellers will also continue to pay their proportionate ownership shares of all Department of Energy decontamination and decommissioning fees relating to nuclear fuel purchased and consumed at the Nuclear Facilities prior to the closing date.

          An audit of on-site environmental liabilities has been performed. Following the closing, the Buyer will assume, with limited exceptions, all known and unknown on-site environmental liabilities arising from ownership or operation of Nine Mile Point, and injury or damage to persons or property caused by the presence or remediation of hazardous substances at or near Nine Mile Point. The Buyer will not assume any obligation to pay criminal fines arising from environmental violations committed prior to the closing and will not assume liability for toxic torts committed prior to closing or for off-site activities involving hazardous substances prior to the closing.(9)

          The Buyer will assume the decommissioning obligations for both units. At closing, the Sellers will transfer to the Buyer decommissioning funds at levels detailed in the APAs. The funds transferred will include the funds currently held in trust by the Sellers for decommissioning of Nine Mile Point. The APAs describe how the payments to be made from the Sellers' qualified and non-qualified funds at closing are to be calculated and sets forth certain adjustments depending on the levels of qualified and non-qualified funds transferred at closing. The decommissioning fund transfers are discussed in the joint affidavit of James Fletcher and Joseph Syta.

          Under the APAs, the Buyer has agreed to offer employment to the employees of Niagara Mohawk's work force employed at, or whose work responsibilities involve, principally the operation of NMP-1 and NMP-2. This work force currently

-----------
(9) For this purpose, "off-site" does not include any location adjoining the site to which hazardous substances at the site may have migrated.

consists of approximately 1,337 employees. The Buyer will continue the employment of union-represented employees in accordance with the terms and conditions provided in the Collective Bargaining Agreement between Niagara Mohawk and the Local 97 of the International Brotherhood of Electrical Workers. Upon compliance with certain conditions, these transferred union employees will retain their seniority and receive full credit for services with Niagara Mohawk. For a period of time commencing at closing and ending twelve months thereafter, the Buyer is required to provide the transferred non-union employees with total compensation and benefits which, in the aggregate, are substantially equivalent in value to what they were receiving prior to the closing.

          2.   Power  Purchase  Agreements
               ---------------------------

          Contingent on the closing of the sale of the Nine Mile Station, Niagara Mohawk and the Buyer have entered into a unit-contingent Power Purchase Agreement ("PPA") for NMP-1 which runs through expiration of the current NMP-1 operating license on August 22, 2009, and each of the Sellers has entered into a ten-year unit-contingent PPA with the Buyer for NMP-2. Pursuant to these PPA's, the Buyer will sell to Niagara Mohawk 90% of the actual capacity and net electric output of NMP-1, and will sell to each Seller 90% of the portion of the actual capacity and net electric output of NMP-2 that corresponds to that Seller's present proportionate ownership share of that unit. Payments will be solely on a per-MWh-delivered basis. Each PPA has a monthly schedule of base prices, differentiated between on-peak and off-peak periods. After the expiration of these PPAs, the Sellers will have no further rights or obligations to purchase the output of these units. These PPAs, including the pricing, are discussed in the affidavit of Scott D. Leuthauser.

          3.   Revenue  Sharing  Agreements
               ----------------------------

          In connection with the sale of NMP-2, each Seller entered into a ten-year unit-contingent Revenue Sharing Agreement ("RSA") (contingent on closing) with the Buyer. Each RSA gives the respective Seller a benefit if future market prices for electricity are higher than those set forth in the RSA. Under each RSA, the term of which runs from the expiration of the PPA for that Seller, the Buyer will pay each Seller 80% of the amount by which actual market prices exceed a schedule of floor prices, which vary over the life of the RSA. Eighty percent of negative value differences - the amount by which actual market prices are less than the floor prices - will be credited against the Buyer's future payment obligations to the Seller under the RSA. The Sellers will not be required to make payments to Buyer under the RSA under any circumstances. These RSAs are discussed in more detail in the affidavit of Scott D. Leuthauser.

          4.   The  Interconnection  Agreements
                -------------------------------

          The Interconnection Agreement ("ICA") for NMP-1 governs the interconnection of the NMP-1 facilities with Niagara Mohawk's transmission system. Under the NMP-1 ICA, Niagara Mohawk will retain ownership of the interconnection facilities, and will provide the Buyer with interconnection service and off-site power service for NMP-1. The parties agree to reimburse each other for actual costs incurred for the performance of their respective obligations under the NMP-1 ICA. The NMP-1 ICA will continue until a mutually agreeable termination date, not to extend beyond the date on which NMP-1 no longer requires off-site power service.

          The NMP-2 ICA governs the interconnection of the NMP-2 facilities with Niagara Mohawk's transmission system through certain interconnection facilities that will be owned by Niagara Mohawk and NYSEG. Niagara Mohawk will provide the

Buyer with interconnection service and off-site service for NMP-2. The parties agree to reimburse each other for actual costs incurred for the performance of their respective obligations under the NMP-2 ICA. The NMP-2 ICA will continue until a mutually agreeable termination date, not to extend beyond the date on which NMP-2 no longer requires off-site power service. The NMP-1 and NMP-2 ICAs are discussed more fully in the affidavit of Susan L. Hodgson.

          5.   Reciprocal  Easement  Agreements
               --------------------------------

          The NMP-1 and NMP-2 Reciprocal Easement Agreements govern the reciprocal property access rights of the respective generation and transmission owners after the Closing. The Agreements are discussed more fully in the affidavit of Susan L. Hodgson.

          6.   Service  Agreement
               ------------------

          A form of a service agreement sets forth the basic parameters under which Niagara Mohawk may provide certain services to the Buyer for a period of time following the closing.

     B.   Transmission  Agreements
          ------------------------

     This Petition also requests Commission approval under Section 70 of the PSL of a Transmission Asset Purchase Agreement among RG&E, Central Hudson, and LIPA as Sellers, and Niagara Mohawk, as Purchaser (the "TAPA"), and the Transmission Owners' Agreement between Niagara Mohawk and NYSEG. These agreements are described in the affidavit of Susan L. Hodgson.

          1.   Transmission  Asset  Purchase  Agreement

          On September 28, 2000, Niagara Mohawk, RG&E, and Central Hudson executed the TAPA, under which RG&E, Central Hudson, and LIPA (10) will transfer to Niagara Mohawk their interests in certain transmission facilities that interconnect NMP-2 with Niagara Mohawk's transmission system. The closing of the transaction will take place on the closing date for the NMP-1 APA and the NMP-2 APA. The transactions contemplated by the TAPA will only occur if the divestiture transaction for NMP-1 and NMP-2 closes. At the closing, Niagara Mohawk will acquire from LIPA, RG&E and Central Hudson their interests in the "Scriba Substation Parcel", a tract of land generally encompassing an electric substation and certain transmission lines connecting NMP-2 to Niagara Mohawk's transmission system. Thereafter, Niagara Mohawk and NYSEG will share ownership of that parcel, with NYSEG holding approximately an 18% interest and Niagara Mohawk holding the remainder. LIPA, RG&E and Central Hudson will also convey to Niagara Mohawk certain transmission assets including the Scriba Substation, generally located in the vicinity of the Scriba Substation Parcel that interconnect NMP-2 to Niagara Mohawk's transmission system. Niagara Mohawk and NYSEG will share ownership of those assets, with NYSEG holding approximately an 18% interest and Niagara Mohawk holding the remainder.

          Subject to the adjustments set forth in the TAPA, consideration for the sale will be at net book value as of the date of closing. The purchase price shall be paid on the earlier of (1) the fifth anniversary of the date of closing or (2) the issuance of a final order by FERC on a filing by Niagara Mohawk seeking to change its revenue requirement under the New York Independent System Operator Open Access Transmission Tariff. Interest on that purchase price will

-----------
(10) LIPA has indicated that it will execute this agreement but has not yet done so.

accrue at the annual rate of nine and one-half percent. In the alternative, and subject to the TAPA, RG&E, Central Hudson and LIPA may exercise a cash payment option equal to 70% of the purchase price, to be paid at closing.

          2.   The  Transmission  Owners  Agreement
               ------------------------------------

          The Transmission Owners Agreement between Niagara Mohawk and NYSEG sets forth the respective rights and obligations of those parties with respect to the operation, maintenance and modification of certain co-owned transmission and interconnection facilities needed to connect NMP-2 to Niagara Mohawk's transmission system.

     C.   The  Real  Property  Tax  Memorandum  of  Understanding
          -------------------------------------------------------

     For many years, Nine Mile Point has carried a considerable real-property tax burden. Recognizing that taxes were excessive, in 1995 the Co-tenants began working on a cooperative basis with the Oswego County taxing jurisdictions to reduce the property taxes at Nine Mile Point. With the advent of competition, and with the recent sale of other nuclear plants around the country, the Co-tenants and the localities intensified their efforts to reduce taxes further and to minimize the impact of reduced taxes on other taxpayers.

     To maximize the sale value of Nine Mile Point, the Sellers wanted to be able to demonstrate that real-property taxes on the station would be decreased, but the Sellers did not wish to reduce these taxes so rapidly and dramatically that the community surrounding the Station would suffer. Therefore, the Sellers, with the assistance of DPS Staff, entered into a Memorandum of Understanding with the Town of Scriba, on behalf of Town, the County of Oswego and the Oswego Central School District (the "MOU"). The MOU addresses property taxes, special assessments and special and ad valorem levies. It provides a schedule under which taxes will be reduced gradually for five years and will then remain stable for the next five years. If the generating capacity performance of Nine Mile Station increases above a set level, the taxing entities will also be entitled to certain additional tax revenues. Over the next ten years, the MOU is expected to reduce property taxes by $125.3 million beneath what they would have been had Nine Mile Station continued to be taxed at present levels.

VI.  THE  TRANSACTION  COMPLIES  WITH  NEW  YORK  STATE  POLICY

     A.   The  Sale Furthers the Restructuring of the Electric Power Industry in
          ----------------------------------------------------------------------
          New  York  State
          ----------------

     The sale of the investor-owned utilities interests in Nine Mile Point works to accomplish the Commission's objective to restructure the electric industry in New York State. In Opinion 96-12, (11) the Commission announced a number of policy directions that it believed were critical to the movement towards a competitive marketplace for the provision of electric services, including the divestiture of utility-owned generation. The Sellers, along with the other electric utilities in the State, were strongly encouraged to pursue a sale of their generation. The Commission determined that the "generation and energy service functions should be separated from transmission and distribution systems in order to prevent the onset of vertical market power" (12) and that "[t]otal divestiture of generation would accomplish this most effectively and is encouraged." (13) This policy also found its way into restructuring agreements entered into by various utilities and approved by the Commission. In particular,

-----------
(11) (Cases 94-E-0952 et al., Competitive Opportunities for Electric Service, Opinion and Order Regarding Competitive Opportunities for Electric
Service,  issued  May  20,  1996).
(12)  Id.  slip  op.,  p.90.
(13)  Id.

NYSEG was required by its restructuring agreement to "propose to its Co-tenants the auctioning of ownership of Nine Mile Point and [to] vote for such auction. (14)

     B.   The  Sale  is a Reasonable Response to The Commission's April 25 Order
          ----------------------------------------------------------------------

     As noted above, in its April 25 Order, the Commission said that a failure of the utilities to determine the market value of the Nine Mile facilities at this time, through an open process, would raise serious prudence questions. The Commission also said:

          (1) the separation of generation from transmission and distribution advances the Commission's long-standing policy of supporting competition in the wholesale generation market; (2) the sale by utilities of their generating facilities at current market values would constitute appropriate mitigation of their stranded costs and would establish a basis for the Commission to further consider the extent of the utilities' ability to recover their remaining stranded costs; and (3) the Commission would resolve the ratemaking treatment of any sale of the Nine Mile facilities by following the principles established in the utilities' competitive opportunities/ restructuring orders and examining reduced utility risks and corollary effects resulting from plant divestiture. April 25 Order, p. 7.

     The auction of the Sellers' interests in Nine Mile Point at this time is a reasonable response to the clearly enunciated policy of the Commission - the state agency charged with the regulation of the utilities.

     C.   The  Commission  Will  Retain  Jurisdiction  Over  Sellers  and  Gain
          ---------------------------------------------------------------------
          Jurisdiction  Over  Nine  Mile  LLC
          -----------------------------------

     The transfer of the Sellers' interests in Nine Mile Station will not impair the conduct of their transmission and distribution business. The Commission will retain its present jurisdiction over that business, and the Sellers will continue to be obligated to perform the terms and conditions of their respective restructuring agreements.

-----------
(14) Agreement concerning the Competitive Rate and Restructuring Plan of New York State Electric & Gas Corporation, p. 28; approved by the Commission in its Order Adopting Terms of Settlement Subject to Modifications and Conditions,
-------------------------------------------------------------------------------
issued  January  27,  1998.

     By acquiring the Sellers' interests in the Nine Mile Station, Nine Mile LLC will become an electric corporation under the New York State Public Service Law, and will be subject to the Commission's jurisdiction for certain purposes. In accordance with practice in this area, the Constellation Companies anticipate filing with the Commission a petition for lightened regulation. The Constellation Companies' obligation to close on the sale is conditioned on the granting of that order.

     D.   Nine  Mile  LLC  Is  Qualified  to  Operate  the Nine Mile Point Units
          ----------------------------------------------------------------------

     The Constellation Companies, through Nine Mile LLC, are well qualified to own and operate Nine Mile Station in a safe and reliable manner. (15) Constellation Energy is, and New Constellation Energy will be, well positioned financially to support ownership and management of the Nine Mile Station. After the Separation, New Constellation Energy initially will be comprised of greater than $6 billion of domestic merchant generation and energy trading assets.

     Nuclear LLC, a direct subsidiary of Constellation Energy, was formed in 1999 as a holding company to bring together all of Constellation Energy's nuclear generation and consulting business under one corporate structure. Nuclear LLC is the focal point within Constellation Energy for all expertise and activity in the nuclear industry. Nuclear LLC holds nearly $1.4 billion of assets, principally composed of its interest in the two-unit 1,700 megawatt Calvert Cliffs Nuclear Power Plant ("Calvert Cliffs") located in Lusby, Maryland. As noted in Section II.E., Nuclear LLC will also hold Nine Mile Station, through its subsidiary, Nine Mile LLC. A detailed description of the nuclear expertise of the Constellation Companies is found in the affidavit of Robert E. Denton.

-------------
(15) With the completion of the Separation described in Section II.E., Constellation Energy will be implementing a corporate restructuring. The new structure, in relevant part, will result in Nine Mile LLC being a subsidiary of Nuclear LLC, which will in turn be a wholly-owned subsidiary of New Constellation Energy.

     The NRC's review and approval process of the license transfer also assures that the Constellation Companies, through Nine Mile LLC, are qualified to assume ownership of Nine Mile Station. As the federal agency responsible for nuclear safety, the NRC regulates nuclear plant licensees. That responsibility includes the specific review and approval of the transfer of nuclear plant operating licenses. As part of its review process, the NRC examines whether the new licensee can provide reasonable assurance that the facility can continue to be safely operated and decommissioned. The reasonable assurance that must be provided to the NRC includes not only the technical and operational aspects of the new licensee's qualifications, but also considers whether the new licensee can provide adequate financial assurance during plant operations. As part of its financial assurance requirements the NRC requires that the new licensee have sufficient funds to protect public health and safety during an extended outage of up to six months in duration and also determines whether the new licensee can provide reasonable assurance that decommissioning costs will be funded. The Constellation Companies will undergo this NRC scrutiny and will provide the requisite assurance to the NRC.

     As part of the assurance to be provided to the NRC that Nine Mile LLC will have sufficient funds to protect public health and safety during an extended outage, Constellation Energy currently operates, and New Constellation Energy will operate, a cash pool for all of its subsidiaries. Nine Mile LLC will be a member of the cash pool. The cash pool program is extremely liquid and can provide cash to meet operating and maintenance expenses usually on the same day such needs are identified.

     Furthermore, Constellation Energy and Nine Mile LLC will enter into an intercompany credit agreement whereby Constellation Energy will provide Nine Mile LLC with any cash needed by Nine Mile LLC that is not available from the cash pool to assure operations comply with NRC requirements. This agreement will remain in place as long as Nine Mile LLC is a subsidiary of Constellation Energy, and will be replaced after the Separation with a substantially identical agreement with New Constellation Energy, once Nine Mile LLC becomes a subsidiary of New Constellation Energy. The commitments of Constellation Energy and New Constellation Energy will provide reasonable assurance that Nine Mile LLC will have funds sufficient to pay the fixed costs of an outage lasting six months, as required by the NRC for approval of the license transfers to Nine Mile LLC.

     Constellation Energy, or New Constellation Energy, as applicable, will provide assurance that the necessary installment payments under the APAs will be made. Under Section 6.2 of the APAs, if the Buyer fails to meet the Net Worth Coverage requirements prior to satisfaction of the Promissory Note (i.e., payment of the installments), Constellation Energy or New Constellation Energy, as applicable, will be required to make an equity contribution or adjust the capital structure of the Buyer to avoid default. The Promissory Note and the APAs provide rights to the Sellers to compel the Buyer's parent to satisfy this capital obligation. In addition, the Buyer has also agreed not to buy other electric generation facilities if such purchases would compromise its ability to complete this transaction. These provisions assure payment of the installment obligations under the APAs.

     Nine Mile LLC has also committed to decommission the Nine Mile Station, once the site is no longer used for power generation, to a "greenfield" state (APAs, Sections 1.1(31) and 6.19). The decommissioning approach for NMP-1 and 2 will be based on decisions that are environmentally safe for employees and the public, meet all applicable NRC, state and local regulations and are economically sound.

     On the closing date, the APAs provide that the Nine Mile Point decommissioning trust funds will be transferred to Nine Mile LLC, which, in accordance with NRC requirements, will be deposited in an external fund segregated from its assets and outside its administrative control. (16) A trustee licensed by State or Federal authority will be selected to manage investment of the funds in accordance with applicable requirements. Once the decommissioning trust funds are transferred from the Sellers to Nine Mile LLC, ratepayers will no longer be liable to contribute to the fund.

     In approving the license transfers, the NRC will require that the Constellation Companies provide reasonable assurance of decommissioning funding capability. For instance, Nine Mile LLC's Nuclear Decommissioning Master Trust Fund Agreement must be in a form which is acceptable to the NRC and will provide, in addition to any other clauses, that: (a) investments in the securities of Nine Mile LLC, New Constellation Energy, their affiliates, subsidiaries, or successors and assigns shall be prohibited; (b) except for investments tied to market indices or other non-nuclear sector manual funds, investments in any entity owing one or more nuclear plants shall be prohibited; and (c) the Director of the Office of Nuclear Reactor Regulation of the NRC, shall be given 30 days prior written notice of any material amendment to the trust agreement(s).

     In addition, the terms of the APAs require that the value of the trust fund must be at the Qualified Target (APAs, Section 7.1). To ensure that DPS has sufficient information to monitor funding levels in this regard, Nine Mile LLC

-------------
(16)  See  10  CFR   50.75(e)(1)(i).

will simultaneously provide DPS with NRC filings concerning the decommissioning fund. Further, Nine Mile LLC will consult with DPS when requested to answer questions and otherwise make certain that DPS is fully informed about the fund levels.

     Accordingly, for all of the above reasons, the Commission should find that Nine Mile LLC is technically and financially qualified to own and operate NMP-1 and NMP-2 and perform its obligations pursuant to the APAs, Power Purchase
Agreements  and  the  Revenue  Sharing  Agreement.

     E.   The  Sale  Mitigates  Unrecovered  Investment  and  Costs
          ---------------------------------------------------------

     As explained in the rate testimony that accompanies this Petition, after the proceeds of the sale have been applied to the Sellers' investment, the sale will leave certain of the Sellers with unrecovered investment and costs as a result of the restructuring of the electric industry in New York State. By conducting, with the assistance of experienced Auction Managers, an auction that was open to all licensed operators of nuclear plants, the Sellers have maximized the value of the sale, and in doing so, have mitigated unrecovered investment and stranded costs to the maximum extent possible.

     F.   The  Sale  Reallocates  Certain  Risks
          --------------------------------------

     By selling their interests in Nine Mile Point to the Constellation Companies, the Sellers will transfer to the Constellation Companies their responsibility for decommissioning the Nine Mile units. Should the cost of decommissioning increase beyond the amount now anticipated, that cost will be borne by the Constellation Companies, not by the Sellers' customers. The sale also transfers to the Constellation Companies the risk that costly repairs may at some time be required at Nine Mile Station. The unit-contingent power purchase agreements between Nuclear LLC and the Sellers continue to expose the Sellers to the risk that they may need to acquire power at a greater cost if the units were to go out of service for any reason, including refueling, repairs or permanently. The Sellers accepted the unit-contingent power purchase and revenue sharing agreements to maximize the sale price of the station. The ten-year duration of each of these agreements should, to some extent, help to stabilize Sellers' rates.

     G.   The Transaction Complies With the Commission's Market Power Guidelines
          ----------------------------------------------------------------------

     Because neither the Constellation Companies nor their affiliates owns transmission assets in New York, the sale presents no vertical market power issues. The Sellers are reviewing, among other information, the data furnished by the Constellation Companies and the Sellers, and will file with the Commission no later than February 5, 2001, as part of this Petition the affidavit of Timothy McClive. The McClive affidavit will provide a structural analysis undertaken in compliance with the Commission's horizontal market power guidelines, and it is anticipated that it will demonstrate that the transaction should not raise market power concerns.

     H.   The  Labor  Provisions of the Transaction Agreements Are in the Public
          ----------------------------------------------------------------------
          Interest
          --------

     Niagara Mohawk employees at Nine Mile Point and those whose work principally involves this station are protected under the terms of the APAs. As discussed previously, the Buyer will offer jobs to the Niagara Mohawk employees at Nine Mile Station principally involved in operating and maintaining the station and will assume Niagara Mohawk's Collective Bargaining Agreement with Local No. 97 of the International Brotherhood of Electric Workers as it relates to Union Employees employed at, or whose work responsibilities involve principally the operation of, the NMP-1 and NMP-2. The Buyer will also, for a twelve-month period following closing, compensate the transferred non-union employees at a level which, in the aggregate, is substantially equivalent in value to what they were receiving prior to closing. Non-union employees that are terminated within 18 months of closing will receive the same severance package they would have received from Niagara Mohawk pursuant to its involuntary severance plan in effect at the date of closing.

     I.   The  Sale  Will  Benefit  the  Local  Community
          -----------------------------------------------

     Nine Mile Point is a major source of property tax revenues and employment in Oswego County and the Town of Scriba. The local community also has an interest in the safe and reliable operation of the facilities. Following the sale, the community will be in at least as good a position as it now is, and in some respects will be in a better position.

     Nine Mile LLC will assume the Sellers' obligations under the previously described real-property tax MOU entered. This agreement is the result of extensive consultations and negotiations between the Sellers and the taxing entities and represents a good balance between the need to reduce the heavy tax burden carried by Nine Mile Station and the need to avoid a sudden adverse impact on the tax revenues of the community.

     Because, as described below, Nine Mile LLC will offer employment to Nine Mile Station's current Niagara Mohawk employees, employment levels in the community should not suffer. Indeed, since the new operator of Nine Mile Station will be an experienced nuclear operator committed to operating nuclear plants in the future, the community's confidence that it will continue to enjoy tax revenues and employment from the Nine Mile Station should be enhanced.

     J.   LIPA
          ----

     Although LIPA was offered the opportunity to join in the sale on the same terms as the other Co-tenants, it has chosen to remain an owner of NMP-2.

     K.   The  Transaction  Will  Have  No  Adverse  Environmental  Impact
          ----------------------------------------------------------------

     The Petitioners will submit to the Commission a draft supplemental environmental impact statement that addresses the proposed sale. The Petitioners expect that the draft environmental impact statement will show that the transaction will have no adverse impact on the environment.

VII. AFFIDAVITS  SUPPORTING  THE  PETITION

     Attached to this Petition are affidavits from each of the Sellers supporting the facts presented in this Petition in the context of each company's particular situation and affidavits explaining in detail key provisions of the transaction agreements. Also attached is an affidavit from the Constellation Companies that explains, among other things, the Constellation Companies' expertise in operating nuclear power plants and the financial support Constellation Energy or its successor will provide to Nine Mile LLC. A joint affidavit of the two Auction Managers describes the auction process and explains how that process maximized the value of the plant.

VIII.  EFFECT  OF  THE  TRANSACTION  ON  SELLERS'  RATES

     After applying the net proceeds of the sale to the Sellers' investment in Nine Mile Point, certain of the Sellers will not have recovered all of their investment. The prudence of the Sellers' investment in NMP-2 was the subject of an extensive PSC proceeding which resulted in the NMP-2 Co-tenants being forced to write-off over $2 billion of investment in the plant. The settlement that terminated the investigations was approved by the Commission and established the prudence of the Co-tenants' remaining investment in the plant. All of the Sellers support the position that following the sale Sellers must be compensated for unrecovered investment in rates. Because the Sellers have varying investments in Nine Mile Point and because the excess proceeds from other successful generating station auctions in which certain Sellers had an interest have been applied to Nine Mile Point investment by those Sellers, each Seller stands in a different position concerning its unrecovered investment in Nine Mile Station. Furthermore, each Seller has previously entered into a restructuring settlement that was reached after extensive negotiation with DPS Staff and other parties in which certain benefits were given up and certain burdens assumed. Those settlements, which may address how unrecovered investment is to be treated, were approved by the Commission. Therefore, each Seller is submitting as part of this Section 70 Petition testimony setting forth its investment in Nine Mile Point, its estimated unrecovered investment, the amount of Nine Mile Point currently in its rates, and its proposed rate treatment for the transaction.

IX. THE COMMISSION SHOULD GRANT NINE MILE LLC THE FINDINGS NECESSARY FOR EXEMPT WHOLE SALE GENERATOR STATUS

     The Sellers and the Buyer request that the Commission find that allowing NMP-1 and NMP-2 to be "eligible facilities" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (PUHCA): (1) will benefit consumers; (2) is in the public interest; and (3) does not violate New York law.
(17) Since the Buyer's obtaining exempt wholesale generator ("EWG") status for NMP-1 and NMP-2 is a condition to closing the proposed transaction, and the receipt of the requested findings from this Commission is a necessary predicate to seeking such status from the FERC, Sellers and Buyers respectfully request that the Commission expedite its determination in this regard.

-------------
(17)  PUHCA   32.

     Under Section 32 of PUHCA, certain generators of electricity may qualify for EWG status. EWGs must, in general, be exclusively engaged in the business of owning and/or operating "eligible facilities," and are generally exempt from regulation by the Securities and Exchange Commission under PUHCA. (18) The purpose of this and related statutory provisions adopted in Section 32 of PUHCA was to rely on market forces instead of government regulation to advance national energy goals, to encourage investment in generation, and to protect consumers. In the Energy Policy Act of 1992, Congress amended PUHCA by adding
Section 32 to make it easier to invest in EWGs in order to develop a competitive market for wholesale electric power.

     An applicant must apply to FERC for a determination of EWG status. However, for FERC to consider such an application in the case of utility-owned facilities, the State utility commission with jurisdiction over such facilities as of October 24, 1992 "must make a specific determination that allowing such facility to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law " (19) Thus, in order for FERC to consider Nine Mile LLC's request for EWG status with respect to the Nine Mile plants, the Commission must make these EWG findings.

     The EWG findings are supported by Commission policy and precedent. As to the first EWG finding, benefit to consumers, the Commission has determined that "[c]ompetition in the electric power industry will further the economic and environmental well-being of New York State. The basic objective of moving to a more competitive structure is to satisfy consumers' interests " (20) Divestiture of generating facilities by transmission and distribution utilities is seen as a

-------------
(18)  See  15  U.S.C.   79z-5a(e).
(19)  15  U.S.C.   79z-5a(c).
(20) Competitive Opportunities Regarding Electric Service, Case 94-E-0952, Opinion No. 95-7, slip op. at 5 (June 7, 1995).

central component of creating such a competitive market. (21) Under Commission policy and precedent, allowing the divestiture to take place, and making Nine Mile Station part of New York's competitive market in electric power will benefit consumers.

     As to the second EWG finding, the public interest, the Commission has determined that deregulation and creation of a competitive wholesale electric market is in the public interest. Again, divestiture is a key component. "In creating a competitive market, the Commission has viewed divestiture as a key means of achieving an environment where the incentives to abuse market power are minimized." (22) Under Commission policy and precedent, allowing the divestiture to go forward and making Nine Mile Station part of the competitive market are in the public interest.

     As to the third EWG finding, granting "eligible status" to the Nine Mile Station would not violate any New York law.

     Consequently, the Sellers and Buyer request that the Commission make the requisite EWG findings. If Nine Mile Station becomes an "eligible facility" exempt from PUHCA regulation, the Commission's objective of moving toward a competitive marketplace will be furthered, consumers will benefit and the public interest will be served.

X.   REQUIRED  APPROVALS

     A.   Approvals  from  Other  Agencies
          --------------------------------

     Beyond the approvals requested of the PSC, some or all of the Sellers and the Constellation Companies will require the following approvals before closing on the sale:

-------------
(21) See Orange and Rockland Utilities, Case No. 96-E-0900, Statement of Policy Regarding Vertical Market Power, 187 P.U.R. 4th 223, 227 (1998).
(22)  Id.  at  227.

     FERC - authorization of the transfer of jurisdictional facilities pursuant to the APAs and TAPA under Section 203 of the Federal Power Act ("FPA"); authorization for Nine Mile LLC to sell capacity, energy and ancillary services at market-based rates pursuant to Section 205 of the FPA; acceptance of the PPAs, NMP-1 ICA and NMP-2 ICA pursuant to Section 205 of the FPA; and a determination of EWG status pursuant to Section 32 of PUHCA;

     Nuclear Regulatory Commission - approval of the transfer of the Facility Operating Licenses to possess, use, and operate NMP-1 and NMP-2;

     Securities and Exchange Commission - approval of the sale of the facilities (for NYSEG, as a subsidiary of a registered holding company);

     Federal Trade Commission - acceptance of the transaction from an antitrust perspective under the Hart Scott Rodino Act.

     Requests for these approvals either have been filed already (the Hart Scott Rodino filing) or will be filed promptly. Petitioners anticipate that all of these approvals will be received prior to June 30, 2001.

     B.   Timing  of  the  PSC's  Approval
          --------------------------------

     Section 3.2 of each of the APAs increases the purchase price significantly for each day before July 1, 2001 that the closing occurs. The sale of interests in Nine Mile Point has already been the subject of extensive discovery in the proceeding on the aborted sale to AmerGen Energy LLC. Since the transfer to Nine Mile LLC complies with New York State policy, no sound purpose would be served by protracted proceedings. Since the Petitioners filed the Transaction Agreements and made them available to all parties almost a month before this Petition is being filed and have already conducted a technical conference to present the proposed transaction to those parties, it is feasible and reasonable for the Commission to expedite its approval to enhance the purchase prices. Sellers and Buyer request that the Commission issue the findings requested below no later than June 14, 2001, so that the closing may take place by July 1, 2001.

     C.   Findings  Requested  of  the  PSC
          ---------------------------------

     To allow the sale to proceed to closing, Sellers and Buyer request that the Commission make the following findings:

     1.   The  transfers  included in the transaction are authorized pursuant to
Section  70  of  the  PSL;

     2. The transfers comply with the Commission's April 25 Order and are prudent;

     3. Entering into and performing the obligations under the Transaction Agreements, the Co-tenant and Selling Co-tenant Agreements, the Transmission Purchase and Sale Agreement, and the real-property tax Memorandum of Understanding are prudent and are approved;

     4. Sellers are entitled to and will receive the rate treatment and related accounting, proposed in their testimony;

     5. Allowing Nine Mile Station to become an "Eligible Facility" under PUHCA will benefit consumers, is in the public interest, and will not violate New York law;

     6.  The  transaction  does  not  present  horizontal market power problems.

                                   Respectfully  submitted,


                                   ___________________________________
                                   NIAGARA  MOHAWK  POWER  CORPORATION
                                   Steven  J.  Agresta
                                   J.  Phillip  Jordan
                                   Swidler  Berlin  Shereff  Friedman,  LLP
                                   3000  K  Street,  N.W.,  Suite  300
                                   Washington,  D.C.  20007
                                   (202)  424-7501

                                   Gloria  Kavanah
                                   Niagara  Mohawk  Power  Corporation
                                   111  Washington  Avenue,  Suite  301
                                   Albany,  N.Y.  12210
                                   (518)  433-5221
                                   ___________________________________
                                   NEW  YORK  STATE  ELECTRIC  &  GAS
                                   CORPORATION
                                   John  D.  Draghi
                                   Taras  G.  Borkowsky
                                   Huber  Lawrence  &  Abell
                                   605  Third  Avenue,  27th  Floor
                                   New  York,  N.Y.  10158
                                   (212)  682-6200
                                   ________________________________
                                   ROCHESTER  GAS  AND  ELECTRIC
                                   CORPORATION
                                   Richard  N.  George
                                   Nixon  Peabody  LLP
                                   P.O.  Box  1051
                                   Rochester,  N.Y.  14604
                                   (716)  263-1528

                                   Robert  L.  Daileader,  Jr.
                                   Nixon  Peabody  LLP
                                   401  9th  Street,  N.W.,  Suite  900
                                   Washington,  D.C.  20004
                                   (202)  585-8318
                                   _______________________________
                                   David  M.  Perlman
                                   Lisa  M.  Decker
                                   Constellation  Power  Source,  Inc.
                                   111  Market  Place,  Suite  500
                                   Baltimore,  MD  21202
                                   (410)  468-3490
                                   _______________________________
                                   CENTRAL  HUDSON  GAS  &
                                   ELECTRIC  CORPORATION
                                   Robert  J.  Glasser,  Esq.
                                   Gould  &  Wilkie
                                   One  Chase  Manhattan  Plaza
                                   New  York,  N.Y.  10005
                                   (212)  820-0109

                                   _______________________________
                                   CONSTELLATION  NUCLEAR,  LLC
                                   NINE  MILE  POINT  NUCLEAR  STATION,  LLC
                                   Sam  M.  Laniado
                                   David  B.  Johnson
                                   Read  and  Laniado,  LLP
                                   25  Eagle  Street
                                   Albany,  N.Y.  12207
                                   (518)  465-9313

                                TABLE OF CONTENTS
                                -----------------

I.     INTRODUCTION                                                                  1
II.    DESCRIPTION  OF  THE  PARTIES                                                 3
       A.   Niagara  Mohawk                                                          3
       B.   NYSEG                                                                    3
       C.   RG&E                                                                     4
       D.   Central  Hudson                                                          4
       E.   The  Constellation  Companies                                            5
III.   The  Auction  Process                                                         6
       A.   The  PSC's  April  25,  2000  Order                                      6
       B.   Background  of  the  Auction  Managers                                   7
            1.   Navigant                                                            7
            2.   J.P.  Morgan                                                        8
       C.   The  Early  Interest  Letter                                             8
       D.   The  Confidential  Offering  Memorandum                                  9
       E.   Final  Negotiations                                                     10
       F.   The  Result  Obtained  Was  Optimal                                     10
IV.    The  Co-Tenant  Agreements                                                   10
V.     TERMS  OF  THE  TRANSACTION                                                  12
       A.   Transaction  Agreements                                                 12
            1.   Asset  Purchase  Agreements                                        12
            2.   Power  Purchase  Agreements                                        17
            3.   Revenue  Sharing  Agreements                                       18
            4.   The  Interconnection  Agreements                                   18
            5.   Reciprocal  Easement  Agreements                                   19


            6.   Service  Agreement                                                 19
       B.   Transmission  Agreements                                                19
            1.   Transmission  Asset  Purchase  Agreement                           20
            2.   The  Transmission  Owners  Agreement                               21
       C.   The  Real  Property  Tax  Memorandum  of  Understanding                 21
VI.    THE  TRANSACTION  COMPLIES  WITH  NEW  YORK  STATE  POLICY                   22
       A.   The  Sale Furthers the Restructuring of the Electric Power Industry in
            New  York  State                                                        22
       B.   The  Sale  is a Reasonable Response to The Commission's April 25 Order  23
       C.   The  Commission  Will  Retain  Jurisdiction  Over  Sellers  and  Gain
            Jurisdiction  Over  Nine  Mile  LLC                                     23
       D.   Nine  Mile  LLC  Is  Qualified to Operate the Nine Mile Point Units     24
       E.   The  Sale  Mitigates  Unrecovered  Investment  and  Costs               28
       F.   The  Sale  Reallocates  Certain  Risks                                  28
       G.   The Transaction Complies With the Commission's Market Power Guidelines  29
       H.   The  Labor  Provisions of the Transaction Agreements Are in the Public
            Interest                                                                29
       I.   The  Sale  Will  Benefit  the  Local  Community                         30
       J.   LIPA                                                                    31
       K.   The  Transaction  Will  Have  No  Adverse  Environmental  Impact        31
VII.   AFFIDAVITS  SUPPORTING  THE  PETITION                                        31
VIII.  EFFECT  OF  THE  TRANSACTION  ON  SELLERS'  RATES                            31
IX.    THE COMMISSION SHOULD GRANT NINE MILE LLC THE FINDINGS NECESSARY FOR EXEMPT
       WHOLE  SALE  GENERATOR  STATUS                                               32
X.     REQUIRED  APPROVALS                                                          34


                                       ii

       A.   Approvals  from  Other  Agencies                                        34
       B.   Timing  of  the  PSC's  Approval                                        35
       C.   Findings  Requested  of  the  PSC                                       36



                                   ATTACHMENTS
                                   -----------

Exhibit  1  -  Information  required  By  16  NYCRR  Parts  18  and  31

Affidavits
----------
1.     Michael  J.  Kelleher

2.     Jeffrey  K.  Smith

3.     Paul  C.  Wilkens

4.     Arthur  R.  Upright

5.     Robert  E.  Denton

6.     Lisa  M.  Quilici  and  Laurence  F.  Whittemore

7.     James  J.  Fletcher  and  Joseph  J.  Syta

8.     Susan  L.  Hodgson

9.     Scott  D.  Leuthauser

10.     Timothy  E.  McClive  (To  be  filed  subsequently)

Testimony
---------

1.     Testimony  of  Steven  W.  Tasker  and  Dennis  B.  Schafer

2.     Testimony  of  Joseph  J.  Syta
3.     Testimony  of  Paul  C.  Wilkens
4.     Testimony  of  Arthur  R.  Upright
5.     Testimony  of  Ernest  S.  Walker  (To  be  filed  subsequently)

Draft  Supplemental  Environmental  Impact  Statement
(bound  separately)